Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TransEnterix, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 20, 2015, relating to the consolidated financial statements and the effectiveness of TransEnterix, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Raleigh, North Carolina

February 11, 2016